11.      Computation of Earnings per Share


                                              For the three months ending            For the nine months ending
                                              9/30/01             9/30/01            9/30/01             9/30/01
Net Loss                                       $(1,543,042)        $ (430,964)        $(5,135,808)       $(3,570,712)

Net Loss per Share - Basic                       $   (0.17)      $      (0.04)          $   (0.55)         $   (0.35)

Weighted Average Number of Common
Shares Outstanding                                9,485,722         10,279,964           9,485,722         10,279,964

